Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

Appliance Recycling Centers of America

Reports Breakeven Third Quarter Results

Same-Store ApplianceSmart Sales Up 24%

Minneapolis, MN—October 28, 2003—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported net income of $41,000 or $0.01 per diluted share for the third quarter of 2003 ended September 27, including a charge of $288,000 related to a write-down of inventories related to the Company’s used appliance operations, which is a negligible portion of ARCA’s current retail business that the Company has decided not to expand.  ARCA reported earnings of $274,000 or $0.09 per diluted share in the third quarter of 2002.  Revenues in the third quarter of 2003 came to $11,865,000, compared to $13,079,000 in the year-earlier period.

Same-store sales of the six ApplianceSmart factory outlets that were open during the complete third quarters of 2003 and 2002 rose 24%.  For the quarter, total retail sales increased 15%, due partly to the consistently strong results of the Champlin, Minnesota, outlet that opened in this year’s first quarter.  Third quarter retail sales also benefited from the improved performance of ApplianceSmart’s Ohio operations, which were restructured and strengthened earlier in the year.  As a result of the Ohio restructuring, total Selling, General and Administrative expenses fell 14% in the third quarter from the year-earlier level.

ARCA’s third quarter operating results continued to be affected by the anticipated decline in appliance recycling revenues.  In last year’s third quarter, recycling revenues were generated by two California energy conservation programs, while only one such program has operated in 2003.  Appliance recycling revenues are expected to stabilize in this year’s fourth quarter.

As previously reported, ARCA was awarded a contract by Southern California Edison Company in September for supporting the 2003 statewide recycling program in the territory served by Edison as well as in San Diego.  Since January 1, 2003, ARCA had been handling appliance recycling operations for this energy conservation initiative under an extension of the 2002 program.  The 2003 program is scheduled to run through December 31 of this year.  If plans for the 2004 program are not finalized by year-end, California recycling operations are expected to continue under an extension of the 2003 program.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “We are encouraged by ARCA’s improved third quarter performance, which was driven by the ongoing strength of our ApplianceSmart operation.  To further capitalize on the growing consumer appeal of our special-buy retail concept, we have announced plans for opening a 30,000-square-foot ApplianceSmart factory outlet superstore in suburban Atlanta in November.  Situated in an excellent, high-traffic location in Norcross, Georgia, this warehouse-based outlet will mark ApplianceSmart’s entry into the large and strongly growing Atlanta market.  We expect to evaluate additional expansion opportunities in the Atlanta metropolitan area.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of October 2003, ApplianceSmart was operating eight factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; and one in Los Angeles.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

3rd Quarter 2003 Results

(000’s omitted except for per-share amounts)

	Three months ended		Nine months ended
	Sept. 27 2003	Sept. 28 2002	Sept. 27 2003	Sept. 28 2002
Revenues
Retail	$9,189	$7,980	$26,227	$22,462
Recycling	2,479	4,726	5,872	13,030
Byproduct	197	373	514	1,020

Total revenues	11,865	13,079	32,613	36,512

Cost of Revenues	8,393	8,503	23,931	23,473
Gross profit	3,472	4,576	8,682	13,039

Selling, General & Administrative Expenses	3,223	3,737	10,021	10,395
Operating income (loss)	249	839	(1,339)	2,644

Other Income (Expense)
Other income (expense)	(4)	4	(5)	21
Interest expense	(187)	(385)	(547)	(913)
Income (loss) before provision for income taxes	58	458	(1,891)	1,752

Provision (Benefit) for Income Taxes	17	184	(640)	703

Net income (loss)	$41	$274	$(1,251)	$1,049

Basic Income (Loss) per Common Share	$0.02	$0.12	$(0.53)	$0.45

Diluted Income (Loss) per Common Share	$0.01	$0.09	$(0.53)	$0.32

Basic Weighted Average No. of Common Shares Outstanding	2,343	2,324	2,341	2,318

Diluted Weighted Average No. of Common Shares Outstanding	2,897	3,176	2,341	3,259